Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

February 12, 2026
Enhanced Ltd
169 Madison Ave, Suite 15101
New York, NY 10016
Ladies and Gentlemen:
We have acted as counsel to Enhanced Ltd, a Cayman Islands exempted company with limited liability (“Enhanced”), in connection with that certain Business Combination Agreement (the “Agreement”),1 dated November 26, 2025, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing Date pursuant to the terms and conditions of the Agreement) (“A Paradise”), A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), and Enhanced. Pursuant to the Agreement, (i) Merger Sub will, subject to the terms and conditions set forth therein, merge with and into Enhanced (the “First Merger”), with Enhanced continuing as the surviving company and a wholly owned Subsidiary of A Paradise (in such capacity, the “First-Step Surviving Corporation”) in the First Merger and (ii) immediately following the First Merger, the First-Step Surviving Corporation will merge with and into A Paradise (the “Second Merger” and, together with the First Merger, the “Mergers”), with A Paradise continuing as the surviving corporation in the Second Merger.
For purposes of delivering this opinion, we have examined and relied, with your consent, upon the Agreement, the registration statement of A Paradise and Enhanced on Form S-4, confidentially submitted by A Paradise and Enhanced on December 2, 2025, and publicly filed on February 10, 2026, including the proxy statement/prospectus forming a part thereof and the exhibits and schedules thereto, relating to the transactions contemplated by the Agreement (as amended through the date hereof, the “Registration Statement”) and certificates of the officers of Enhanced and A Paradise dated the date hereof. For purposes of rendering the opinion set forth herein, we have assumed with your permission and without independent verification or inquiry that the transactions contemplated by the Agreement will be consummated in accordance therewith, including the obligations, covenants and agreements contemplated thereby (and no transaction or condition described therein and affecting this opinion will be waived by any party); that the factual statements and representations (which representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Enhanced and A Paradise will be accurate and complete as of the First Effective Time and the Second Effective Time; and
1 Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning ascribed to it in the Agreement. Except as otherwise indicated, all “Section” and “Treasury Regulations” references contained herein refer, respectively, to sections of the Internal Revenue Code of 1986, as amended, and to the Treasury Regulations promulgated thereunder. Terms used herein, to the extent appropriate, shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the applicable U.S. federal income tax law.

that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification.
Based upon and subject to the foregoing and any other assumptions, limitations, exceptions and qualifications specified herein and in the Registration Statement, under “U.S. Federal Income Tax Considerations”, it is our opinion under currently applicable United States federal income tax law, that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
We express no opinion on any issue relating to the tax consequences of the Mergers other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedure as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Very truly yours,

/s/ Sullivan & Cromwell LLP